                                                                       EXHIBIT A

Chittenden Corporation                                        [LOGO] Chittenden
2 Burlington Square                                                  Corporation
P.O. Box 820
Burlington, Vermont 05402-0820           Kirk W. Walters
802-658-4000                             (802) 660-1561
--------------------------------------------------------------------------------
For Immediate Release




April 18, 2001
                                                                           11/01


CHITTENDEN REPORTS EARNINGS AND  QUARTERLY DIVIDENDS
----------------------------------------------------

Burlington, VT -- Chittenden Corporation (NYSE:CHZ) Chairman, President and Chief Executive Officer, Paul A. Perrault, today announced first quarter 2001 net income of $14.5 million compared to operating net income of $15.4 million earned in the same period last year. This represents $0.55 per diluted share, compared to the $0.54 per diluted share earned on an operating basis in the first quarter of 2000. The decline in net income was primarily attributable to the Corporation's share repurchase program. Chittenden also announced its quarterly dividend of $0.24 per share. The dividend will be paid on May 18, 2001, to shareholders of record on May 4, 2001.

In making the announcement, Perrault said, "We have done an outstanding job holding our margin in a period of rapidly falling market interest rates. Our challenge has been, and will continue to be, generating loan volumes to keep pace with loan payoffs driven by declining market interest rates. We will meet this challenge in the Chittenden Way, maintaining our high credit quality standards. Our asset quality has maintained its characteristic strength."

Chittenden continues to periodically repurchase shares under its share repurchase program. The program authorizes the repurchase of up to 4,000,000 shares of the Corporation's common stock (approximately 14% of the Company's outstanding Common Stock at the time it was announced). As of March 31, 2001, approximately 2.9 million shares had been repurchased. Based on the resolution passed by the Corporation's Board of Directors, the Company has until July 2002 to purchase the remaining 1.1 million shares authorized.

On January 26, 2001, Chittenden Corporation announced that it had signed a definitive merger agreement with Maine Bank Corp., headquartered in Portland, Maine whereby Chittenden will acquire Maine Bank Corp., and its subsidiary, Maine Bank & Trust for $49.25 million in cash. Consummation of the agreement is subject to regulatory approvals. The acquisition has received the approval of the shareholders of Maine Bank Corp., the Federal Reserve Bank of Boston, and the State of Maine Bureau of Banking, and is expected to close in the second quarter of 2001. Perrault also added, "We look forward to Maine Bank and Trust joining us as early as the end of this month."

Total assets declined from $3.8 billion at March 31, 2000 to $3.7 billion at March 31, 2001. Total loans decreased $156 million to $2.8 billion at March 31, 2001. Residential real estate loans accounted for $80 million of the decline due to higher levels of prepayments caused by declining market interest rates. During the quarter, the Company originated predominantly fixed rate residential loans, which were sold on the secondary market rather than variable rate residential real estate loans, which it keeps in portfolio.

                                    - more -

Chittenden Corporation                                      [LOGO] Chittenden
2 Burlington Square                                                Corporation
P.O. Box 820
Burlington, Vermont 05402-0820           Kirk W. Walters
802-658-4000                             (802) 660-1561
--------------------------------------------------------------------------------
For Immediate Release

Consumer loans declined $108 million from March 31, 2000. Of that amount, approximately $39 million was due to the sale of the retail credit card portfolio (see below). In addition, paydowns on the automotive finance portfolio, driven by lower market interest rates, outpaced originations. The Company's decision effective January 1, 2001, to concentrate its lease origination efforts in Vermont, while scaling back in Massachusetts, also affected automotive finance originations in the first quarter of 2001.

Overall commercial balances remained flat from year-end, with commercial real estate loans down $20 million while commercial loans increased by the same amount. The decline in commercial real estate was also due to the declining rate environment in which institutional lenders, such as insurance companies, actively solicit the Company's customers with long term fixed rate financing. The commercial portfolio at March 31, 2001 is $44 million higher than a year ago, with growth in both the commercial real estate and commercial categories.

Total deposits declined approximately $69 million from year-end, primarily in demands and money market/savings accounts. Much of this was due to lower municipal and commercial deposits resulting from seasonal declines as well as lower levels of liquidity in these sectors.

The net interest margin for the first quarter of 2001 was 4.78%, compared with 4.81% in the same period of 2000, and 4.70% for the fourth quarter of 2000. Net interest income was $40.2 million for the first quarter of 2001 and $42.7 million for the first quarter of 2000. The decrease in net interest income from the first quarter of 2000 was attributed primarily to lower levels of earning assets, of which approximately $63.5 million related to the Company's repurchase of shares. Of the eight basis point increase in the margin from the fourth quarter of 2000, approximately half was attributed to the Company's asset/liability mix and two fewer days in the first quarter than in the fourth quarter.

The provision for possible loan losses was $1,950,000 in 2001 as compared to $2,175,000 in 2000. The lower provision in 2001 was due to the sale of the retail credit card portfolio. Net retail credit card charge-offs in 2000 were $1.3 million or approximately $325,000 per quarter.

Noninterest income amounted to $17.2 million for the first quarter of 2001, up from $13.5 million for the same period last year. Gains on sale of loans consisted of $641,000 from mortgage banking activities and a $4.3 million gain on the sale of the Company's retail credit card portfolio. This sale does not affect Chittenden's business credit card portfolio and Chittenden will continue to offer ATM/Check cards with the VISA logo. Also affecting the net increase was a decline in service charges on deposit accounts. This decline was due to a decrease in overdraft fees collected, which was partially offset by an increase in cash management fee income. Also included in other noninterest income was $428,000 in losses incurred on the restructuring of the investment portfolio early in the quarter.

The net gain of $4.3 million on the sale of the Company's retail credit card portfolio was substantially offset by the following charges: $600,000 accrued for medical and dental claims incurred but not yet reported (IBNR); $428,000 in investment losses; $700,000 accrued in relation to space vacated by restructurings; $850,000 in conversion and miscellaneous charge-offs; $225,000 for an additional accrual for residual losses on the auto lease portfolio; and legal fees of $200,000 due to the settlement of several ongoing matters.

Chittenden Corporation                                      [LOGO] Chittenden
2 Burlington Square                                                Corporation
P.O. Box 820
Burlington, Vermont 05402-0820           Kirk W. Walters
802-658-4000                             (802) 660-1561
--------------------------------------------------------------------------------
For Immediate Release

                                    - more-

Noninterest expenses were $33.0 million for the first quarter of 2001 compared to $32.8 million for the first quarter of 2000. Salaries and employee benefits increased $1.5 million over the first three months of 2000. This increase was attributable to a $1.3 million pension curtailment gain taken in the first quarter of 2000 upon the merger of the Vermont National and Chittenden Bank pension plans and to the accrual for IBNR referred to above. The amount of the accrual was adjusted to reflect an increase in the number of participants in the Company's plan resulting from the addition of former Vermont National Bank employees, as well as employees of The Bank of Western Massachusetts, Flagship Bank, and the Pomerleau Agency, which have also recently been added to the plan. Salaries were $800,000 lower in 2001 than in 2000 due to lower staffing levels. Net occupancy expenses for the first quarter of 2001 were $4.7 million compared with $4.8 million a year ago and $3.8 million for the fourth quarter of 2000. The increase over the consecutive quarter was due to the accrual for vacated space referred to above.

During the first quarter of 2000 the Company recorded a pre-tax loss of $833,000 on the sale of the final Vermont National branch required to be divested as a condition of regulatory approval of the VFSC acquisition. After income taxes, the net loss recorded in the first quarter of 2000 as a result of the divestiture was $792,000. Included in the divestiture were $27.1 million in deposits and $3.9 million in loans. The magnitude of the after-tax loss compared to the pre-tax loss is caused by the non-deductibility for income tax purposes of the goodwill allocation. Including the loss on the sale of the branch, and the associated goodwill allocation, net income for the first quarter of 2000 was $14.6 million, or $0.51 per diluted share.

The Corporation's effective income tax rates were 35.44% for the 2001 quarter and 30.52% for the 2000 quarter, after adjusting for the tax effect of the branch sale. In addition, the 2000 provision was reduced by approximately $750,000 for the effect of the exercise of non-qualified stock options. Excluding this amount, the 2000 effective tax rate would have been 33.91%. The increase from this amount to the 35.44% for the first quarter of 2001 is primarily attributable to increases in taxable income at the Massachusetts banks, relative to the Vermont bank.

The return on average equity was 17.15% for the first quarter of 2001, compared with an operating ROE of 17.35% in the same quarter of 2000. The return on average assets for the first quarter of 2001 was 1.61%, flat with the operating ROA of 1.60% for the first quarter of 2000.

The allowance for possible loan losses was $39.5 million at March 31, 2001, down from $41.2 million a year ago, and down from $40.3 million at December 31, 2000. Nonperforming assets were $11.9 million at March 31, 2001, flat to December 31, 2000 and the end of the first quarter of 2000. Net charge-off activity totaled $2.7 million for the first quarter of 2001 and $2.0 million for the first quarter of 2000, or 0.09% and 0.07%, of average loans for the respective periods. Included in net charge-offs for the first quarter of 2001 is approximately $300,000 of retail credit card charge-offs recognized before the sale of that portfolio.

                                     - more-

Chittenden Corporation                                      [LOGO] Chittenden
2 Burlington Square                                                Corporation
P.O. Box 820
Burlington, Vermont 05402-0820           Kirk W. Walters
802-658-4000                             (802) 660-1561
--------------------------------------------------------------------------------
For Immediate Release


                                    - more -

Kirk W. Walters, Executive Vice President and Chief Financial Officer of Chittenden Corporation, will host a conference call to discuss the earnings results at 1 p.m. eastern time on April 19, 2001. Interested parties may access the conference call by calling 877-715-5317. Participants are asked to call in a few minutes prior to the call in order to register for the event.

Internet access to the call is also available (listen only) by going to the Shareholders' Resource section of the Company's website at
https://www.chittenden.com/corp.php. A replay of the call will be available
-----------------------------------
through April 24, 2001, by calling 877-519-4471 (pin number is 2536349) or by going to the chittenden.com website.

The Company may answer one or more questions concerning business and financial developments and trends and other business and financial matters affecting the Company, some of the responses to which may contain information that has not previously been disclosed.

Chittenden is a bank holding company with total assets of $3.7 billion at March 31, 2001. Its subsidiary banks are Chittenden Bank, The Bank of Western Massachusetts, and Flagship Bank and Trust Company. Chittenden Bank also operates under the names First Savings of New Hampshire and Mortgage Service Center, and it owns The Pomerleau Agency, and Chittenden Securities, Inc. The Company offers a broad range of financial products and services, including deposit accounts and services; consumer, commercial, and public sector loans; insurance; brokerage; and investment and trust services to individuals, businesses, and the public sector. To find out more about Chittenden and its products, visit our web site at www.chittenden.com. Chittenden Corporation news releases, including earnings announcements, are available via fax by calling 800-758-5804. The six-digit code is 124292.

CHITTENDEN CORPORATION
SELECTED FINANCIAL DATA
(Unaudited)
(In Thousands, except for ratios, shares and per share amounts)



Period End Balance Sheet Data                               3/31/01       12/31/00        3/31/00
Cash and Cash Equivalents                                  $192,047       $178,621       $128,242

Securities                                                  546,991        585,281        637,238
FHLB Stock                                                   12,927         12,311         11,558
Loans Held For Sale                                          25,422         44,950          1,625

Loans:
  Commercial                                                535,518        515,926        520,329
  Municipal                                                  93,848         83,566         98,527
  Real Estate:
    Residential                                             987,142      1,024,174      1,067,505
    Commercial                                              703,336        723,339        674,126
    Construction                                             52,814         57,701         60,752
                                                     ---------------------------------------------
      Total Real Estate                                   1,743,292      1,805,214      1,802,383
  Consumer                                                  429,588        451,392        537,517
                                                     ---------------------------------------------

Total Loans                                               2,802,246      2,856,098      2,958,756
  Less:  Allowance for Possible Loan Losses                 (39,546)       (40,255)       (41,228)


                                                     ----------------------------------------------
Net Loans                                                 2,762,700      2,815,843      2,917,528

Other Real Estate Owned                                         328            513            690
Goodwill                                                     15,210         15,721         17,257
Other Assets                                                117,072        116,621        124,899
                                                     ---------------------------------------------

Total Assets                                             $3,672,697     $3,769,861     $3,839,037
                                                     =============================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits:
  Demand                                                   $481,119       $530,975       $499,398
  Money Market and Savings                                1,902,051      1,934,227      1,840,668
  Certificates of Deposit less than $100,000
    and Other Time Deposits                                 617,988        615,336        630,244
  Certificates of Deposit $100,000 and Over                 222,097        211,869        216,387
                                                     ---------------------------------------------
Total Deposits                                            3,223,255      3,292,407      3,186,697

Short-Term Borrowings                                        45,425         93,757        254,323
Accrued Expenses and Other Liabilities                       58,641         41,631         46,448
                                                     --------------------------------------------

Total Liabilities                                         3,327,321      3,427,795      3,487,468

Total Stockholders' Equity                                  345,376        342,066        351,569
                                                     ---------------------------------------------

Total Liabilities and Stockholders' Equity               $3,672,697     $3,769,861     $3,839,037
                                                     =============================================

Book Value per Common Share                                  $13.42         $13.11         $12.68
Common Shares Outstanding                                25,742,410     26,097,084     27,725,668

Credit Quality Data
     Nonperforming Assets (including OREO)                  $11,888        $11,889        $11,970
     90 days past due and still accruing                      4,318          4,595          6,594
     Nonperforming Assets to Loans Plus OREO                   0.42%          0.42%          0.41%
     Allowance to Loans                                        1.41%          1.41%          1.40%
     Allowance to Nonperforming Loans (excluding             342.09%        353.86%        365.50%
OREO)

QTD Average Balance Sheet Data
     Loans, Net                                          $2,791,707     $2,879,986     $2,878,805
     Earning Assets                                       3,453,851      3,543,882      3,601,692
     Total Assets                                         3,658,274      3,751,586      3,855,612
     Deposits                                             3,193,635      3,256,504      3,186,530
     Stockholders'  Equity                                  343,077        338,316        356,639


CHITTENDEN CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In Thousands, except for ratios, shares and per share amounts)



                                                          For the Three Months
                                                             Ended March 31,
                                                         2001             2000
                                                         ----             ----
Interest Income:
 Interest on Loans                                      $58,108          $59,829
 Interest on Investments                                 10,031           10,836
                                                --------------------------------
Total Interest Income                                    68,139           70,665
                                                --------------------------------

Interest Expense:
  Deposits                                               26,970           24,479
  Short-term Borrowings                                     993            3,450
                                                --------------------------------
Total Interest Expense                                   27,963           27,929

Net Interest Income                                      40,176           42,736
Provision for Possible Loan Losses                        1,950            2,175
                                                --------------------------------

Net Interest Income after Provision
    for Possible Loan Losses                             38,226           40,561
                                                --------------------------------

Noninterest Income:
  Investment Management and Trust Income                  3,376            3,494
  Service Charges on Deposit Accounts                     3,349            3,662
  Mortgage Servicing Income                                 978              936
  Gains on Sales of Loans, Net                            4,940              573
  Credit Card Income, Net                                 1,000            1,117
  Insurance Commissions, Net                                894              781
  Other                                                   2,663            2,970
                                                --------------------------------
Total Noninterest Income                                 17,200           13,533
                                                --------------------------------

Noninterest Expense:
  Salaries and Employee Benefits                         17,785           16,329
  Net Occupancy Expense                                   4,735            4,834
  Other Real Estate Owned, Net                               39              (50)
  Amortization of Intangibles                               512              540
  Special Charges                                             -              833
  Other                                                   9,878           10,301
                                                 -------------------------------
Total Noninterest Expense                                32,949           32,787
                                                --------------------------------

Income Before Income Taxes                               22,477           21,307
Income Tax Expense                                        7,965            6,716
                                                --------------------------------

Net Income                                              $14,512          $14,591
                                                ================================

Weighted Average Common Shares Outstanding           25,958,846       28,128,323
Weighted Average Common and
   Common Equivalent Shares Outstanding              26,236,795       28,500,883

Earnings Per Share, Basic                                 $0.56            $0.52
Earnings Per Share, Diluted                                0.55             0.51
Dividends Per Share                                        0.24             0.22

Operating Net Income                                    $14,512          $15,383
Operating Earnings Per Share, Basic                        0.56             0.55
Operating Earnings Per Share, Diluted                      0.55             0.54

Return on Average Equity (1)                              17.15%           17.35%
Return on Average Assets (1)                               1.61%            1.60%
Net Yield on Earning Assets                                4.78%            4.81%
(1) Returns on Average Equity and Assets are
on an operating basis in 2000.